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Exhibit 3.22

1426835 ONTARIO INC.

BY-LAW NO. 1
A by-law relating generally to the conduct of
the business and affairs of

         1426835 ONTARIO INC.

TABLE OF CONTENTS

ONE	-	INTERPRETATION
TWO	-	BUSINESS OF THE CORPORATION
THREE	-	DIRECTORS
FOUR	-	OFFICERS
FIVE	-	PROTECTION OF DIRECTORS, OFFICERS AND OTHERS
SIX	-	SHARES
SEVEN	-	MEETINGS OF SHAREHOLDERS
EIGHT	-	EFFECTIVE DATE

SECTION ONE
INTERPRETATION

        1.1    Definitions.    In the by-laws of the Corporation, unless the context otherwise requires:

  "Act" means the Business Corporations Act, R.S.O. 1990, c. B.16, and any statute that may be substituted therefor, as from time to time amended; and

  "by-laws" means all by-laws of the Corporation from time to time in effect.

Words and expressions defined in the Act have the same meanings when used herein; the singular includes the plural and vice versa; and words importing gender include masculine, feminine and neuter genders.

SECTION TWO
BUSINESS OF THE CORPORATION

        2.1    Corporate Seal.    The seal of the Corporation shall be such as the directors may adopt.

        2.2    Financial Year.    The financial year of the Corporation shall terminate on such day in each year as the directors may determine.

        2.3    Execution of Instruments.    Deeds, transfers, assignments, contracts, obligations, certificates and other instruments, including instruments creating a security interest, may be signed on behalf of the Corporation by any officer or director, and when so signed shall be binding upon the Corporation without any further authorization or formality. The directors may from time to time designate any officer or officers or any person or persons either to sign instruments generally or to sign specific instruments. Any signing officer may affix the corporate seal to any instrument requiring the same.

SECTION THREE
DIRECTORS

        3.1    Election.    The election of directors at a meeting of the shareholders shall be by a show of hands unless a poll is demanded in which event the election shall be by ballot.

        3.2    Place of Meeting.    Meetings of the directors may be held at any place within or outside of Ontario and in any financial year a majority of the meetings of the directors need not be held at a place within Canada.

        3.3    Quorum.    A quorum for the transaction of business at any meeting of the directors shall consist of a majority of the number of directors required to be elected under the Act. If the Corporation has fewer than three directors, all directors must be present to constitute a quorum.

        3.4    Calling of Meetings.    Meetings of the directors shall be held at such time and place as the directors, the Chairman of the Board, the President (if he is a director) or any two directors may determine.

        3.5    Notice of Meetings.    Notice of the time and place of each meeting of the directors shall be given to each director not less than 48 hours before the time of the meeting.

        3.6    First Meeting of New Board.    Each newly elected board of directors may without notice hold its first meeting immediately following the meeting of shareholders at which such board was elected if a quorum of directors is present.

        3.7    Chairman and Secretary.    The chairman of any meeting of the directors shall be the first mentioned of the following who is a director and present: Chairman of the Board, President, a

Vice-President or a director chosen by the directors present. If the Secretary is absent, the chairman shall appoint someone, who need not be a director, to act as secretary of the meeting.

        3.8    Votes to Govern.    Each question at a meeting of the directors shall be decided by a majority vote and, upon an equality of votes, the chairman shall not have a second or casting vote.

SECTION FOUR
OFFICERS

        4.1    Appointment.    The directors may from time to time appoint a Chairman of the Board, a President, one or more Vice-Presidents, a Secretary, a Treasurer and such other officers as the directors may determine. Each officer so appointed shall hold office until removed by the directors or until his successor is appointed.

        4.2    Chairman of the Board.    The Chairman of the Board shall have such powers and duties as the directors may specify. During the absence or disability of the Chairman of the Board, his duties shall be performed and his powers exercised by the President.

        4.3    President.    The President shall be the chief executive officer and shall have general supervision of the business of the Corporation.

        4.4    Vice-President.    During the absence or disability of the President, his duties may be performed and his powers exercised by the Vice-President, or if there are more than one, by the Vice-Presidents in order of seniority (as determined by the directors) but no Vice-President shall preside at a meeting of the directors or shareholders unless he is qualified to attend the meeting as a director or shareholder. If a Vice-President exercises any such duty or power, the absence or disability of the President shall be presumed.

        4.5    Secretary.    The Secretary shall act as secretary of all meetings of the directors and shareholders, shall give notice of meetings of the directors and shareholders and shall have charge of the minute book, corporate documents and registers.

        4.6    Treasurer.    The Treasurer shall have charge of the accounting records of the Corporation and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of funds.

        4.7    Variation of Powers and Duties.    The directors may from time to time vary the powers and duties of any officer.

SECTION FIVE
PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

        5.1    Limitation of Liability.    Every director and officer of the Corporation in exercising his powers and discharging his duties shall act honestly and in good faith with a view to the best interests of the Corporation and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Subject to the foregoing, no director or officer shall be liable for the acts, omissions, failures, neglects or defaults of any other director, officer or employee, or for joining in any act for conformity, or for any loss, damage or expense suffered or incurred by the Corporation through the insufficiency or deficiency of title to any property acquired by the Corporation or for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortuous acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on his part, or for any other loss, damage or misfortune which shall happen in the execution of the duties of his office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

        5.2    Indemnity.    Subject to the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, and the heirs and legal representatives of such person, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of the Corporation or body corporate, if

  (a)
  the person acted honestly and in good faith with a view to the best interests of the Corporation; and

  (b)
  in the case of a criminal or administrative action or proceeding enforced by a monetary penalty, the person had reasonable grounds for believing that the relevant conduct was lawful.

        The Corporation shall also indemnify that person in such other circumstances as the Act or law permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity to claim indemnity apart from the provisions of this by-law.

        5.3    Insurance.    Subject to the Act, the Corporation may purchase and maintain such insurance for the benefit of any person referred to in Section 5.2 hereof as the board may from time to time determine.

SECTION SIX
SHARES

        6.1    Issue of Shares.    The directors may issue or grant options or rights to purchase shares at such times and to such persons and for such consideration as the board may determine.

        6.2    Share Certificates.    Share certificates shall be in such form as the directors may approve.

        6.3    Surrender of Certificates.    No transfer shall be registered unless or until the certificate representing the shares to be transferred has been surrendered and cancelled.

SECTION SEVEN
MEETINGS OF SHAREHOLDERS

        7.1    Chairman and Secretary.    The chairman of any meeting of shareholders shall be the first mentioned of the following who is present: Chairman of the Board, President or a Vice-President who is a director or shareholder. If no such officer is present within 15 minutes from the time fixed for holding the meeting, the persons present and entitled to vote shall choose one of their number to be chairman. If the Secretary is absent, the chairman shall appoint someone, who need not be a shareholder, to act as secretary of the meeting.

        7.2    Persons Entitled to be Present.    Subject to the articles, the only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and the auditor of the Corporation. Any other person may be admitted with the consent of the meeting.

        7.3    Quorum.    A quorum of shareholders is present at a meeting of shareholders irrespective of the number of persons actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. A quorum need not be present throughout the meeting provided that a quorum is present at the opening of the meeting.

        7.4    Votes to Govern.    At any meeting of shareholders every question shall be determined by the majority of the votes cast on the question unless otherwise required by the Act, articles or by-laws. Upon an equality of votes the chairman shall not have a second or casting vote.

        7.5    Show of Hands.    Whenever a vote by show of hands is taken upon a question, unless a ballot is required or demanded, a declaration by the chairman as to the result of the vote shall be conclusive evidence thereof.

        7.6    Ballots.    A ballot when required or demanded shall be taken in such manner as the chairman shall direct. A demand for a ballot may be withdrawn.

        7.7    Only One Shareholder.    Where the Corporation has only one shareholder or only one holder of any class or series of shares, the shareholder present in person or duly represented constitutes a meeting.

SECTION EIGHT
EFFECTIVE DATE

        8.1    Effective Date.    This by-law shall come into force when enacted by the board of directors in accordance with the Act.

  ENACTED: As of June 28, 2000

/s/ MARC-ANDRÉ DÉPIN President
/s/ ROBERT F. HALL Secretary

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  Exhibit 3.22
BY-LAW NO. 1 A by-law relating generally to the conduct of the business and affairs of
TABLE OF CONTENTS
SECTION ONE INTERPRETATION
SECTION TWO BUSINESS OF THE CORPORATION
SECTION THREE DIRECTORS
SECTION FOUR OFFICERS
SECTION FIVE PROTECTION OF DIRECTORS, OFFICERS AND OTHERS
SECTION SIX SHARES
SECTION SEVEN MEETINGS OF SHAREHOLDERS
SECTION EIGHT EFFECTIVE DATE